UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2026

VENU HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado	001-42422	82-0890721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Telstar Drive, Suite 501 Colorado Springs, Colorado		80920
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (719) 895-5483

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	VENU	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On June 5, 2026 (the “Closing Date”), Notes CS I, DST (the “Subsidiary”), a Delaware statutory trust and a controlled subsidiary of Venu Holding Corporation (the “Company”), entered into a Purchase and Sale Agreement dated June 5, 2026 (the “PSA”) with O’Neil Roth Ford, LLC, a Colorado limited liability company (“ORF”). Pursuant to the PSA, on the Closing Date, the Subsidiary sold approximately 9.5 acres of land in Colorado Springs, Colorado (the “Property”), on which the Company’s Ford Amphitheater was developed and operates, to ORF (the “Sale”) for a purchase price of $49,700,000 (the “Purchase Price”). The Sale did not involve the Ford Amphitheater itself, only the ground underlying the amphitheater. ORF is co-owned and co-managed by a shareholder of the Company (the “Shareholder”) and the Company’s Chief Executive Officer and Chairman (together with the Shareholder, the “Co-Managers”).

As part of the Sale and the other transactions described in this Current Report on Form 8-K (this “Current Report”), and to facilitate the sale-leaseback of the Property as described below, Notes Live Real Estate LLC, a wholly-owned subsidiary of the Company (“NLRE”), also conveyed to ORF an approximately 1.1-acre undeveloped parcel of land in Colorado Springs that is adjacent to the Ford Amphitheater (the “Undeveloped Parcel”) for a purchase price of $10.00.

Company management negotiated the Sale as part of the Company’s broader strategy of utilizing various financing and capital sources to support the development of the Company’s projects. Through the Sale, the Company was able to monetize the Property and generate additional liquidity and capital resources to provide additional support to the Company’s on-going development activities. The Sale of the Property and the entry into the New Lease (as defined below) are consistent with the Company’s previously disclosed sale-leaseback financing strategy, as described in various filings and reports made by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).

The Purchase Price was equal to the appraised value of the Property and the Undeveloped Parcel, as determined by an independent third-party appraisal obtained in connection with a secured loan obtained by ORF to acquire the Property (the “Loan”). The Purchase Price was delivered by ORF to the Subsidiary through a combination of a $29,820,000 cash payment at closing from the proceeds of the Loan together with a promissory note in the principal amount of $19,880,000 made by ORF in favor of the Subsidiary, which is secured by a purchase money deed of trust on the Property (the “Note”). The Loan is secured by a 5.5-acre parcel of land that serves as the primary parking structure for the Ford Amphitheater (the “Collateral Parcel”), which is owned by an entity wholly owned by the Shareholder and is leased to NLRE under one of the Company’s sale-leaseback transactions. The Collateral Parcel was not sold with the Property or the Undeveloped Parcel in the Sale. As a condition of the Loan, the Co-Managers were required to serve as personal guarantors of ORF’s obligations thereunder. The Note bears interest at 4.87% per annum, and ORF is required to make annual payments of interest only beginning on June 1, 2027. The entire unpaid principal balance of the Note is due on June 1, 2046. In connection with the Sale, the Company also agreed to issue to ORF (or its assignees) (each, a “Warrant Holder”) warrants (collectively, the “Warrants”) exercisable to purchase up to an aggregate of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $3.79 per share.

The Subsidiary will use a portion of the proceeds of the Sale to fund the redemption of the beneficial interests in the Subsidiary (the “Interests”) that are held by third-party Interest holders. Such redemptions are being effected pursuant to Beneficial Interest Purchase and Assignment Agreements entered into by such holders, which provide for the sale and transfer of their Interests in the Subsidiary to Notes Live Real Estate LLC, a Colorado limited liability company and a wholly-owned subsidiary of the Company. Such agreements also provide that the holders consent to the Sale of the Property, acknowledge the amounts payable to them in connection with the redemption of their Interests, and release all claims against the Subsidiary, the Property, ORF, and the Sale proceeds arising from or relating to their Interests.

The PSA also contains a number of customary terms and conditions for an agreement of this nature, including matters related to tax prorations, condemnation of the Property, representations and warranties of the parties, and other covenants of the parties.

The foregoing description of the PSA is not complete and is qualified in its entirety by reference to the full text of the PSA, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Stock Transfer Agreement

Concurrently with the closing of the Sale, and in connection with the PSA to, among other things, facilitate the Loan and to satisfy a condition of the lender, the Company and the Subsidiary entered into Stock Transfer Agreements (collectively, the “STAs”) on the Closing Date with each of the Shareholder and an entity wholly owned by the Shareholder (together, the “Transferors”). Pursuant to the STAs, the Transferors transferred to the Company a number of shares of the Company’s Common Stock having an aggregate value of approximately $10,000,000 (such shares, the “Transferred Shares”; such value, the “Transferred Shares Value”), with the number of Transferred Shares determined based on the volume weighted average price per share of the Common Stock on the NYSE American LLC for the 30 trading days immediately preceding the Closing Date (the “Transfer”). In connection with the Transfer, the Subsidiary (on account of the Company) paid the Transferors an aggregate purchase price equal to the Transferred Shares Value using a portion of the proceeds of the Sale. The Company intends to retire the Transferred Shares into treasury.

Ground Lease Agreement

The Property was previously leased pursuant to a Ground Lease Agreement dated August 21, 2024 (the “Former Lease”), between Notes CS I MT, LLC, a Colorado limited liability company and a wholly-owned subsidiary of the Company that is also an Interest holder of the Subsidiary, and Sunset Amphitheater, LLC, a subsidiary of the Company that operates as the Ford Amphitheater (“SunsetAmp”). In connection with the Sale, the Former Lease was terminated effective as of June 4, 2026 (the “Lease Termination”). Simultaneously with the Lease Termination, ORF and SunsetAmp entered into a new Ground Lease Agreement dated June 4, 2026 (the “New Lease”), with ORF acting in its capacity as the “Landlord” and SunsetAmp acting in its capacity as the “Tenant” under the New Lease.

The terms of the New Lease are substantially similar to those of the Former Lease, except that the annual rent payable under the New Lease increased from $3,222,000 to $4,224,500 (the “Annual Base Rent”) and is payable to ORF. The Annual Base Rent is subject to an escalator of 10% every five years commencing on the fifth anniversary of the Rent Commencement Date (as defined in the New Lease) and continuing thereafter every five years throughout the term of the New Lease, including any extension thereof. The New Lease has an initial term of 25 years, subject to SunsetAmp’s option to renew the New Lease for five separate and successive 10-year terms. The New Lease is a “triple net” lease, meaning all costs, charges, indemnities, and expenses of every kind and nature will be paid by SunsetAmp. The New Lease also contains a number of customary terms and conditions for an agreement of this nature, including assignment and sublet restrictions, lease-default remedies, insurance requirements, obligations related to environmental compliance, representations and warranties of the parties, and other covenants of the parties. Like the Former Lease, the New Lease allows the Company (through SunsetAmp) to retain operational control of the Property following the Sale and permits the Property’s continued utilization for the Company’s operations in and around the Ford Amphitheater. In accordance with a Land Purchase Option Agreement, at any time during the twenty-year period following the Closing Date of the Sale, the Company has the option to repurchase the Property from ORF for a price equal to $50,700,000.

The foregoing description of the New Lease is not complete and is qualified in its entirety by reference to the full text of the New Lease, a copy of which is filed as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

The agreements described in this Current Report and the transactions contemplated thereby were reviewed and approved by the disinterested members of the Company’s Board of Directors (the “Board”) and the Audit Committee of the Board in accordance with the Company’s policy on related-party transactions.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report relating to the Lease Termination is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The Warrants described in Item 1.01 of this Current Report were offered and sold pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act. Each Warrant Holder represented to the Company, among other things, that it is an accredited investor and acquired the Warrant and the shares of Common Stock underlying such Warrant for investment purposes and for its own account.

Item 8.01 Other Events.

In May 2026, the form of the Company’s relationship with AEG Presents — Rocky Mountains, LLC, the operator of the Ford Amphitheater (“AEG Presents”), and the contractual arrangements governing the operations and lease of the Ford Amphitheater were restructured (the “Restructuring”) by AEG Presents and certain of the Company’s wholly-owned subsidiaries, including SunsetAmp, Sunset Operations LLC (“SunsetOps”), and Notes Live Foundation, a non-profit organization operating under the trade name Venu Arts & Culture Foundation (the “Foundation”). As previously disclosed in various filings and reports made by the Company with the SEC pursuant to the Securities Act and the Exchange Act, the Ford Amphitheater’s operations and lease were governed by: (i) an Exclusive Operating Agreement between SunsetOps and AEG Presents dated June 14, 2023; (ii) an Operations Lease Agreement between SunsetAmp and the Foundation; and (iii) an Operations Sublease Agreement between the Foundation and SunsetOps (such agreements, collectively, the “Former Amphitheater Agreements”). The Company described the material terms of the Former Amphitheater Agreements in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026.

On May 11, 2026, the Restructuring was effected by the termination of the Former Amphitheater Agreements by the respective parties thereto, and the entry into the following agreements, both of which are dated May 11, 2026: (i) a Venue Lease Agreement between SunsetAmp, acting in its capacity as the “Landlord,” and the Foundation and SunsetOps, acting in their capacities as the “Tenants” thereunder; and (ii) a Lease Agreement between the Foundation and SunsetOps, acting in their capacities as the “Landlords,” and AEG Presents, acting in its capacity as the “Tenant” thereunder (such agreements, collectively, the “New Amphitheater Agreements”). Although the New Amphitheater Agreements restructure the form of the contractual relationships among the parties thereto, they substantially preserve the economic and operational terms of the Former Amphitheater Agreements. In particular, AEG Presents will continue to operate the Ford Amphitheater for a fixed term (with renewal options) and will continue to pay fixed and variable operating fees, including a percentage of venue profits, that are substantially similar to those owed under the Former Amphitheater Agreements. As such, the Company does not expect the Restructuring to have a material impact on the operations of the Ford Amphitheater or the Company’s relationship with AEG Presents. The Restructuring does not impact the lease of the Property underlying the Ford Amphitheater described in Item 1.01 of this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated June 5, 2026, between Notes CS I, DST and O’Neil Roth Ford, LLC
10.2	Ground Lease Agreement, dated June 4, 2026, between O’Neil Roth Ford, LLC and Sunset Amphitheater, LLC
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENU HOLDING CORPORATION
(Registrant)

Dated: June 11, 2026	By:	/s/ J.W. Roth
J.W. Roth
Chief Executive Officer and Chairman